UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

SUNSHINE BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-41282	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6500 Trans-Canada Highway

4th Floor

Pointe-Claire, Quebec, Canada H9R0A5

(Address of principal executive offices) (zip code)

(514) 426-6161

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SBFM	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	SBFMW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 12, 2023, Sunshine Biopharma, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain accredited and institutional investor for a private placement (“Private Placement”) for the Company’s common stock, pre-funded warrants, each exercisable to purchase one share of common stock (“Pre-Funded Warrants”), and warrants, each exercisable to purchase one share of common stock (“Investor Warrants”). Pursuant to the Purchase Agreement, the Company sold (i) 2,450,000 shares of its common stock, (ii) Investor Warrants to purchase up to 11,904,762 shares of common stock, and (iii) 3,502,381 Pre-Funded Warrants with each Pre-Funded Warrant exercisable for one share of common stock. Each share of common stock and accompanying two Investor Warrants were sold together at a combined offering price of $0.84, and each Pre-Funded Warrant and accompanying two Investor Warrants were sold together at a combined offering price of $0.839.

The Pre-Funded Warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Investor Warrants have an exercise price of $0.59 per share (subject to adjustment as set forth therein), are exercisable upon issuance and will expire five and a half years from the date of issuance.

The Private Placement closed on May 16, 2023. The Company received gross proceeds from the Private Placement of approximately $5.0 million before deducting transaction related expenses payable by the Company.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the investor. Pursuant to the Registration Rights Agreement, the Company will be required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the shares sold under the Purchase Agreement, and the shares issuable upon exercise of the Pre-Funded Warrants and the Investor Warrants, within 15 days from the closing date of the Private Placement. Pursuant to the Registration Rights Agreement, the Company will be required to have the Registration Statement declared effective by the SEC within 15 days after the filing date or 45 days following the filing date if the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the investors if the Company fails to file the resale registration statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, or if the Company fails to maintain the effectiveness of the Registration Statement.

Aegis Capital Corp. (“Aegis”) acted as the placement agent in connection with the Private Placement. Pursuant to the placement agent agreement between the Company and Aegis (the “Placement Agent Agreement”), Aegis was paid a commission equal to 10% of the gross proceeds received by the Company in the Private Placement, and a non-accountable expense allowance equal to 2% of the gross proceeds, and will receive 10% of the proceeds from any exercise of Investor Warrants, payable on exercise.

The foregoing descriptions of the Purchase Agreement, Pre-Funded Warrants, Investor Warrants, Registration Rights Agreement, and the Placement Agent Agreement are qualified by reference to the full text of such documents, which are filed as exhibits to this report.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated herein by reference. In connection with the sale of the securities described in Item 1.01, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder for transactions not involving a public offering.

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Item 8.01.	Other Events.

On May 12, 2023 the Company issued a press release regarding the pricing of the Private Placement. A copy of the press release is attached as Exhibit 99.1 hereto.

On May 16, 2023, the Company issued a press release regarding the closing of the Private Placement. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description
10.1	Placement Agent Agreement dated May 12, 2023
10.2	Form of Securities Purchase Agreement
10.3	Form of Warrant
10.4	Form of Registration Rights Agreement
10.5	Form of Pre-Funded Warrant
99.1	Press Release issued on May 12, 2023
99.2	Press Release issued on May 16, 2023
104	Cover Page Interactive Data File (formatted in iXBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2023	SUNSHINE BIOPHARMA, INC.

By: /s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, Chief Executive Officer

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